Exhibit 5.1

December 7, 2010

To the Investors

Ladies and Gentlemen:

We have acted as special Nevada counsel to THT Heat Transfer Technology, Inc., a Nevada corporation (the “Company”), in connection with the execution and delivery by the Company of the Securities Purchase Agreement dated as of November 2, 2010 (the “Agreement”), by and among the Company and the investors identified on the signature pages thereto (the “Investors”). This opinion is given to the Investors pursuant to Section 2.3(a)(vi) of the Agreement. Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

We have examined the following documents in connection with this opinion:

1. A copy of the Company’s Articles of Incorporation filed with the Secretary of State of Nevada on September 1, 2009 (the “Articles”);

2. A copy of the Company’s Bylaws adopted on September 16, 2009 (the “Bylaws”);

3. Executed copies of the following documents (collectively, the “Transaction Documents”):

(a) the Agreement;

(b) the Registration Rights Agreement dated as of November 2, 2010, among the Company and the Investors (the “Rights Agreement”);

(c) the Closing Escrow Agreement dated as of November 2, 2010, among the Company, the Escrow Agent and certain other parties named therein (the “Closing Escrow Agreement”);

(d) the Make Good Escrow Agreement dated as of November 2, 2010, among the Company, the Escrow Agent and certain other parties named therein (the “Make Good Escrow Agreement”);

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(e) the Lock-Up Agreement(s) dated as of November 2, 2010, among the Company, Investors and certain other parties named therein (the “Lock-Up Agreement(s)”);and

(f) the Right of Co-Sale Agreement dated as of November 2, 2010, among the Company, Investors and certain other parties named therein (the “Co-Sale Agreement”).

4. An Officer’s Certificate of the Company dated the date hereof and attached hereto, which includes, among other things, resolutions adopted and actions taken by the Company’s Board of Directors (the “Officer’s Certificate”).

5. Certificate of Existence as to the Company issued by the Nevada Secretary of State on December 6, 2010 (“Good Standing Certificate”).

We have not reviewed any documents other than the documents listed in (1) through (5) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (1) through (5) above) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

For purposes of this opinion, we have assumed:

(i) except to the extent provided in paragraph 1 below, that each party to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation,

(ii) the legal capacity of each natural person who is a signatory to any of the documents examined by us,

(iii) that each of the parties to the documents examined by us (other than the Company) has the power and authority to execute and deliver, and to perform its obligations under, such documents,

(iv) that each of the Transaction Documents examined by us has been delivered and exchanged among the respective parties following signing by the parties,

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(v) that there are no proceedings pending or contemplated for the merger, consolidation, conversion, dissolution, liquidation or termination of the Company,

(vi) in connection with the documents of which we have received a form, that (a) all blanks contained in such documents have been properly and appropriately completed, (b) optional provisions included in such documents have been properly and appropriately selected, and (c) such documents conform in all material respects to the forms which we have reviewed.

We have not participated in the preparation of any offering materials relating to the Company and assume no responsibility for the contents of any such material.

In rendering the opinion set forth below relating to the good standing of the Company, we have relied solely on the Good Standing Certificate.

In rendering the opinions set forth below to the extent related to the due authorization of the Transaction Documents and the related issuance of securities thereunder, we have relied solely and without further investigation on our review of the Company’s Articles and Bylaws and on statements in the Officer’s Certificate certifying to us (a) true and correct copies of the Company’s Articles and Bylaws, (b) the resolutions adopted by the Company’s Board of Directors, and (c) the number of issued and outstanding shares of the Company as of the date hereof.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted (all as described in Part 1, Item I (Business) of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2009).

2. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to perform its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company.

3. The Shares have been duly authorized and, when paid for and issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable, and free of any preemptive or similar rights arising solely from statutory preemptive rights under the laws of the State of Nevada or contained in the Company’s Articles or Bylaws.

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4. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated by such Transaction Documents do not and will not (i) conflict with, or violate any provision of its Articles or Bylaws, (ii) result in a violation of any law, rule or regulation of any Applicable Law to which the Company is subject, or by which any property or asset of the Company is bound or affected, or (iii) result in any violation of any order, judgment, injunction, decree or other restriction of which we have knowledge of any Nevada court or Nevada governmental authority.

5. The Company is not required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any Nevada state governmental authority or pursuant to any laws, rules or regulations of any Nevada state governmental authority in connection with the execution and delivery by the Company of, and performance by the Company of its obligations under, the Transaction Documents, except as provided in the Agreement or as may be required under applicable blue sky or state securities laws.

This opinion is limited to the laws of the State of Nevada (excluding the securities laws and blue sky laws of the State of Nevada) (the “Applicable Law”), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Nevada laws and rules, regulations and orders thereunder that are currently in effect.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

(a) There has not been any mutual mistake of fact or misunderstanding, fraud, duress, undue influence or breach of fiduciary duties with respect to any of the matters relevant to the opinions expressed herein. All parties have complied with any requirement of good faith, fair dealing and conscionability.

(b) All parties to the documents will act in accordance therewith and refrain from taking any action forbidden by the terms and conditions of such documents.

(c) This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement.

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(d) We render no opinion as to the applicability to the Company of Nevada Revised Statutes 78.411 to 78.444, inclusive, statutes commonly known as “Combinations With Interested Stockholders”.

Whenever our opinion is indicated to be based on our knowledge or other similar qualification, we are referring to the actual present knowledge of the particular Holland & Hart attorneys who have represented the Company during the course of our limited representation of them in connection with the Transaction Documents and we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

This opinion is furnished to you solely for your benefit and may not be relied on by, nor may copies be delivered to, any other person without our prior written consent. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.

Sincerely,

/s/ Holland & Hart LLP